March 19, 2008

NOTICE TO EMPLOYEES

To all Employees:

Many of you may be aware that a dissident shareholder group has notified us that it intends to conduct a proxy contest to elect two directors at the 2008 annual meeting of stockholders.  I would like to share a few brief thoughts with you on this topic.

First and foremost, Lakeland’s Board of Directors and management team are committed to acting in the best interest of the Company and all of its stockholders.  We welcome the views and opinions of our investors with the shared goal of enhancing value for all Lakeland employees, stockholders and customers.  However, the Board of Directors remains focused on acting in the best interests of all Lakeland stockholders and will not be distracted by the threat of a proxy contest from a dissident shareholder group.

Although we are operating in a challenging economic environment, we are confident in our direction and strategy for Lakeland.  We must continue to provide our customers with superior products to create value, both for our stockholders and our customers.

Lastly, I would like to remind you about our procedures for responding to outside inquiries. If you receive any investor, analyst or media inquiries, please forward them to Jordan Darrow, Director of Investor Relations, at (631) 367-1866 or jdarrow@darrowir.com.

On behalf of our Board of Directors and senior management team, I would like to thank all of you for your continued hard work and dedication to Lakeland, and for your continued support as we continue to build our business and generate value for all of our stockholders.

Sincerely,

Christopher J. Ryan
President and Chief Executive Officer

ADDITIONAL INFORMATION

Lakeland Industries, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 Annual Meeting of Stockholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Stockholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.lakeland.com.